The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2019

Citigroup Global Markets Holdings Inc.	September-----, 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019-USNCH[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Barrier Securities Linked to the S&P 500® Index and 3-Month U.S. Dollar LIBOR Due September 21, 2020

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the underlying index and underlying rate specified below over the term of the securities.

▪	Potential upside based on underlying index; potential downside based on underlying rate. The securities offer the opportunity to participate in any appreciation of the underlying index over the term of the securities at the upside participation rate specified below, without downside exposure to any depreciation of the underlying index, but only so long as a barrier rate event does not occur. A barrier rate event will occur if the final underlying rate is less than the final barrier rate specified below. If a barrier rate event occurs, you will not participate in any appreciation of the underlying index and, instead, will incur a loss at maturity representing full downside exposure to the percentage decline of the underlying rate. The securities are designed for investors who seek the potential for exposure to any appreciation of the underlying index at the upside participation rate without exposure to any depreciation of the underlying index, and who in exchange for that potential are willing to accept the risk of loss of up to their entire investment if a barrier rate event occurs. Investors in the securities must also be willing to forgo dividends on the underlying index.

▪	You should understand that you will have potential downside exposure to a decline in the underlying rate based on the percentage change from the initial underlying rate to the final underlying rate, expressed as a percentage of the initial underlying rate, which is different from the absolute change in the underlying rate. For example, if the underlying rate were to decline from a hypothetical initial underlying rate of 2.00% to a final underlying rate of 0.50%, that would represent a -1.50% absolute change in the underlying rate, but a -75.00% percentage change. In that circumstance, a barrier rate event would occur and you would lose 75.00% of your investment in the securities.

▪	There is uncertainty about the future of 3-month U.S. Dollar LIBOR. The payment at maturity will be contingent on a substitute or successor rate selected by the issuer (or one of its affiliates), which may be subject to adjustment, if 3-month U.S. Dollar LIBOR is discontinued. See “Risk Factors Relating to the Securities” and “Additional Terms of the Securities—Determination of 3-month U.S. Dollar LIBOR” in this pricing supplement.

▪	To obtain the exposure to the underlying index and the underlying rate that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying index:	The S&P 500® Index
Underlying rate:	3-month U.S. Dollar LIBOR
Stated principal amount:	$1,000 per security
Pricing date:	September 13, 2019
Issue date:	September 18, 2019
Valuation date:	September 14, 2020, subject to postponement (i) with respect to the underlying index, if such date is not a scheduled trading day or certain market disruption events occur or (ii) with respect to the underlying rate, if such date is not a London business day
Maturity date:	September 21, 2020
Payment at maturity:

You will receive at maturity for each security you then hold:

▪    If a barrier rate event has not occurred and:

o       If the final underlying index value is greater than the initial underlying index value: $1,000 + the return amount

o       If the final underlying index value is equal to or less than the initial underlying index value: $1,000

▪    If a barrier rate event has occurred: $1,000 + ($1,000 × the underlying rate percentage change), but in no event less than $0

If a barrier rate event occurs, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, regardless of the performance of the underlying index.

Initial underlying rate:	, the underlying rate on the pricing date
Final barrier rate:	, 50% of the initial underlying rate
Initial underlying index value:	, the closing value of the underlying index on the pricing date
Final underlying index value:	The closing value of the underlying index on the valuation date
Return amount:	$1,000 × the underlying index return × the upside participation rate
Upside participation rate:	200.00%
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000	$11.25	$988.75
Total:	$	$	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $850.00 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $11.25 for each security sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-08 dated February 15, 2019             Underlying Supplement No. 8 dated February 21, 2019

Prospectus Supplement and Prospectus each dated May 14, 2018

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Barrier rate event:	A barrier rate event will occur if the final underlying rate is less than the final barrier rate.
Final underlying rate:	The underlying rate on the valuation date
Underlying rate percentage change:	(i) The final underlying rate minus the initial underlying rate, divided by (ii) the initial underlying rate
Final underlying index value:	The closing value of the underlying index on the valuation date
Underlying index return:	(i) The final underlying index value minus the initial underlying index value, divided by (ii) the initial underlying index value
CUSIP / ISIN:	17327P310 / US17327P3102

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlying index will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to the underlying index. The accompanying underlying supplement contains information about the underlying index that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the Valuation Date. In the case of the underlying index, if the scheduled valuation date is not a scheduled trading day for the underlying index or if a market disruption event occurs with respect to the underlying index on the scheduled valuation date, the valuation date for the underlying index will be subject to postponement as described in the accompanying product supplement in the section “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date.” In the case of the underlying rate, if the scheduled valuation date is not a London business day, then the valuation date for the underlying rate will be postponed to the earlier of (a) the first following day that is a London business day and (b) the business day immediately preceding the maturity date. The postponement of the valuation date with respect to one of the underlying index or the underlying rate will not result in the postponement of the valuation date with respect to the other.

PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The tables and examples below are based on the following hypothetical values and do not reflect the actual initial underlying index value, initial underlying rate or final barrier rate. For the actual initial underlying index value, initial underlying rate and final barrier rate, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial underlying index value, initial underlying rate and final barrier rate, and not the hypothetical values indicated below.

Hypothetical initial underlying index value:	100
Hypothetical initial underlying rate:	2%
Hypothetical final barrier rate:	1% (50% of the hypothetical initial underlying rate)

The table below indicates what your payment at maturity and total return on the securities would be for various hypothetical final underlying index values and resulting underlying index returns, assuming a barrier rate event has not occurred. If a barrier rate event has not occurred, your return on the securities, if any, will be based on the performance of the underlying index. You will have the opportunity to participate in any appreciation of the underlying index only if a barrier rate event does not occur. As the table illustrates, even if a barrier rate event does not occur, you will receive a positive return on the securities only if the underlying index appreciates from the initial underlying value to the final underlying value.

Assuming a Barrier Rate Event Has Not Occurred
Hypothetical Final Underlying Index Value	Hypothetical Underlying Index Return(1)	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on the Securities(2)
150.00	50.00%	$2,000.00	100.00%
125.00	25.00%	$1,500.00	50.00%
110.00	10.00%	$1,200.00	20.00%
105.00	5.00%	$1,100.00	10.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
75.00	-25.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
25.00	-75.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

(1) The hypothetical underlying index return is (i) the hypothetical final underlying index value minus the hypothetical initial underlying index value divided by (ii) the hypothetical initial underlying index value.

(2) The hypothetical total return on the securities is (i) the hypothetical payment at maturity per security minus the $1,000 stated principal amount divided by (ii) the $1,000 stated principal amount.

The table below indicates what your payment at maturity would be for various hypothetical final underlying rates and resulting underlying rate percentage changes, assuming barrier rate event has occurred. If a barrier rate event occurs, you will incur a significant loss on your investment in the securities and will not participate in any way in the performance of the underlying index.

Assuming a Barrier Rate Event Has Occurred
Hypothetical Final Underlying Rate	Hypothetical Underlying Rate Percentage Change(1)	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on the Securities(2)
0.99%	-50.01%	$499.90	-50.01%
0.80%	-60.00%	$400.00	-60.00%
0.60%	-70.00%	$300.00	-70.00%
0.40%	-80.00%	$200.00	-80.00%
0.20%	-90.00%	$100.00	-90.00%
0.00%	-100.00%	$0.00	-100.00%

(1) The hypothetical underlying rate percentage change is (i) the hypothetical final underlying rate minus the hypothetical initial underlying rate divided by (ii) the hypothetical initial underlying rate.

(2) The hypothetical total return on the securities is (i) the hypothetical payment at maturity per security minus the $1,000 stated principal amount divided by (ii) the $1,000 stated principal amount.

PS-3

Citigroup Global Markets Holdings Inc.

The examples below illustrate how to determine the payment at maturity on the securities, assuming the various hypothetical final underlying rates and hypothetical final underlying index values indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the securities will be. The actual payment at maturity will depend on the actual final underlying rate and final underlying index value.

Examples Where a Barrier Rate Event Has Not Occurred

Example 1—Upside Scenario. The final underlying rate is 1.50%, which is greater than the final barrier rate, and as a result a barrier rate event has not occurred. The final underlying index value is 105, resulting in a 5% underlying index return.

Payment at maturity per security = $1,000 + the return amount

= $1,000 + ($1,000 × the underlying index return × the upside participation rate)

= $1,000 + ($1,000 × 5% × 200%)

= $1,000 + $100

= $1,100

In this scenario, because a barrier rate event has not occurred and the final underlying index value is greater than the initial underlying index value, your total return at maturity would equal the underlying index return multiplied by the upside participation rate.

Example 2—Par Scenario. The final underlying rate is 2.50%, which is greater than the final barrier rate, and as a result a barrier rate event has not occurred. The final underlying index value is 95, resulting in a -5% underlying index return.

Payment at maturity per security = $1,000

In this scenario, the underlying index has depreciated from the initial underlying index value to the final underlying index value, but a barrier rate event has not occurred. As a result, you would be repaid the stated principal amount of your securities at maturity but would not receive any positive return on your investment.

Examples Where a Barrier Rate Event Has Occurred

Example 3—Downside Scenario. The final underlying rate is 0.60%, which is less than the final barrier rate, and as a result a barrier rate event has occurred. A final underlying rate of 0.60% would result in a -70% underlying rate percentage change.

Payment at maturity per security = $1,000 + ($1,000 × the underlying rate percentage change)

= $1,000 + ($1,000 × -70%)

= $1,000 + -$700

= $300

In this scenario, because a barrier rate event has occurred, you would incur a loss at maturity that is proportionate to the decline of the underlying rate from the initial underlying rate to the final underlying rate. If a barrier rate event occurs, the final underlying index value will be irrelevant to your payment at maturity. It is possible that the underlying index will have appreciated significantly at a time when a barrier rate event occurs, so that you would incur a significant loss on the securities when you would have realized a significant gain had you invested directly in the underlying index.

Example 4—Downside Scenario. The final underlying rate is 0.00%, which is less than the final barrier rate, and as a result a barrier rate event has occurred. A final underlying rate of 0.00% would result in a -100% underlying rate percentage change.

Payment at maturity per security = $1,000 + ($1,000 × the underlying rate percentage change)

= $1,000 + ($1,000 × -100%)

= $1,000 + -$1,000

= $0

In this scenario, because the final underlying rate is 0.00%, you would lose your entire investment in the securities.

PS-4

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying rate and the underlying index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Whether you will be repaid your stated principal amount at maturity will depend on whether a barrier rate event occurs. A barrier rate event will occur if the final underlying rate is less than the final barrier rate. If a barrier rate event occurs, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying rate has declined from the initial underlying rate to the final underlying rate, regardless of the performance of the underlying index. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	A relatively small absolute change in the underlying rate may result in a significant loss on the securities. If the final underlying rate is less than the final barrier rate, you will receive significantly less than the stated principal amount of your securities at maturity, regardless of the performance of the underlying index. The extent of that loss will depend on the percentage change from the initial underlying rate to the final underlying rate. This percentage change is not the same as, and will be significantly worse than, the absolute change from the initial underlying rate to the final underlying rate. For example, if the underlying rate were to decline from a hypothetical initial underlying rate of 2.00% to a final underlying rate of 0.50%, that would represent only a -1.50% absolute change in the underlying rate, but a -75% percentage change. In this scenario, you would lose 75% of the stated principal amount of your securities. The fact that relatively small absolute changes in the underlying rate may result in significant losses on the securities makes the securities highly risky investments. You should not invest in the securities unless you fully understand this risk and can bear the loss of a substantial portion, and up to all, of your investment in the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	You may incur a significant loss on the securities even if the underlying index appreciates significantly over the term of the securities. If a barrier rate event occurs, you will incur a significant loss on your investment in the securities, regardless of the performance of the underlying index. It is possible that the underlying rate will decline over the term of the securities and that a barrier rate event will occur at a time when the underlying index experiences significant appreciation. In that scenario, you would have been much better off investing directly in the underlying index rather than investing in the securities. Although the securities offer the potential for exposure to the performance of the underlying index, that potential is contingent on whether a barrier rate event occurs, and you may incur a significant loss on the securities at a time when you would have achieved a significant gain had you invested directly in the underlying index.

▪	Even if a barrier rate event does not occur, you will not receive any positive return on your investment unless the underlying index appreciates. Your return on the securities will depend not only on whether a barrier rate event occurs, but also on the performance of the underlying index if a barrier rate event does not occur. If the underlying index does not appreciate over the term of the securities, or if it appreciates by a small amount, your return on the securities, if any, may be less than the return you could have achieved on a conventional debt security of ours of comparable maturity.

▪	You will not receive dividends or have any other rights with respect to the underlying index. You will not receive any dividends with respect to the underlying index. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlying index or the stocks included in the underlying index.

▪	Your payment at maturity depends on the closing value of the underlying index and the underlying rate on a single day. Because your payment at maturity depends on the closing value of the underlying index and the underlying rate solely on the valuation date, you are subject to the risk that the closing value of the underlying index and the underlying rate on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities.

▪	The securities offer downside exposure to the underlying rate, but no upside exposure to the underlying rate. You will not participate in any increase in the underlying rate over the term of the securities. A positive return on the securities, if any, will be

PS-5

Citigroup Global Markets Holdings Inc.

based solely on the performance of the underlying index, and may be significantly less than a return based on the performance of the underlying rate.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. In addition, changes in our actual or perceived creditworthiness are likely to affect the value of the securities prior to maturity.

▪	You will be subject to risks relating to the relationship between the underlying index and the underlying rate. It is preferable from your perspective for the underlying index and underlying rate to be positively correlated with each other, in the sense that the closing value of the underlying index and the underlying rate tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlying index and underlying rate will not exhibit this positive correlation. The less correlated the underlying index and underlying rate, the more likely it is that either one will decline over the term of the securities. You may be adversely affected if either the underlying index or the underlying rate declines over the term of the securities, regardless of the performance of the other. For example, if the underlying rate declines below the final barrier rate, so that a barrier rate event occurs, you will incur a significant loss on the securities, even if the underlying index appreciates significantly. Alternatively, if the underlying index declines over the term of the securities, you will not receive any positive return on your investment in the securities, even if the underlying rate rises over the term of the securities. It is impossible to predict what the relationship between the underlying index and underlying rate will be over the term of the securities.

The underlying index and underlying rate differ in significant ways and, therefore, may not be positively correlated with each other. In fact, there has at times been an inverse relationship between the underlying index and the underlying rate, as falling interest rates have at times been associated with appreciation in the stock market. If the underlying index appreciates over the term of the securities but that appreciation is accompanied by a decline in the underlying rate below the final barrier rate, you will incur a significant loss on your investment in the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying rate and the underlying index, the correlation between the underlying rate and the underlying index, the dividend yield on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest

PS-6

Citigroup Global Markets Holdings Inc.

rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying index and the underlying rate and a number of other factors, including the dividend yields on the stocks that constitute the underlying index, interest rates generally, the positive or negative correlation between the underlying rate and the underlying index, the time remaining to maturity of the securities and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the underlying rate and/or closing value of the underlying index may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities is not a recommendation of the underlying index or the underlying rate. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying index or the underlying rate is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying index or in instruments related to the underlying rate or the underlying index or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying rate and the underlying index. These and other activities of our affiliates may affect the underlying rate or the underlying index in a way that has a negative impact on your interests as a holder of the securities.

▪	The underlying rate and the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks that constitute the underlying index or in instruments related to the underlying rate or the underlying index or such stocks, and may adjust such positions during the term of the securities. Our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying rate and also take positions in the underlying index or in financial instruments related to the underlying index on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying index and/or the underlying rate in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying index in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The underlying rate will be affected by a number of factors. Your payment at maturity will depend, in part, on the underlying rate. A number of factors can cause changes in the underlying rate, including, among other things: perceptions about future levels of the underlying rate, general economic conditions in the United States, prevailing market interest rates and the policies of the Federal Reserve Board regarding interest rates. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. For example, a decrease by the Federal Reserve Board in the federal funds target rate has historically been associated with a decrease in the underlying rate. However, you should also understand that the underlying rate is affected by factors other than the federal funds target rate, such that the final underlying rate

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may be less than the final barrier rate even if the federal funds target rate remains at its current level. Further, the above and other factors may also have a negative impact on the value of the securities generally.

▪	3-month U.S. Dollar LIBOR may be discontinued or reformed, which may adversely affect the value of and return on the securities. 3-month U.S. Dollar LIBOR is deemed to be a “benchmark” and is the subject of ongoing national and international regulatory scrutiny and reform. Some of these reforms are already effective, while others are still to be implemented or formulated. These reforms may cause 3-month U.S. Dollar LIBOR to perform differently than it performed in the past or to be discontinued entirely and may have other consequences that cannot be predicted. Any such consequences could adversely affect the value of and return on any securities, such as the securities, that refer, or are linked, to 3-month U.S. Dollar LIBOR to calculate payments due on those debt securities.

Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or contribute to certain “benchmarks”, trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the discontinuance or unavailability of quotes of certain “benchmarks”, including 3-month U.S. Dollar LIBOR.

If 3-month U.S. Dollar LIBOR is discontinued or is no longer quoted, an alternative rate will be substituted for 3-month U.S. Dollar LIBOR as described in “Additional Terms of the Securities—Determination of 3-month U.S. Dollar LIBOR” in this pricing supplement. The alternative rate may result in a return on the securities that is lower than or that does not otherwise correlate over time with the return that would have been realized if 3-month U.S. Dollar LIBOR was available in its current form.

▪	Payments on the securities will be calculated using a benchmark replacement selected by the issuer if a benchmark transition event occurs. As described in detail in the section “Additional Terms of the Securities—Determination of 3-month U.S. Dollar LIBOR” in this pricing supplement (the “benchmark transition provisions”), if during the term of the securities, the issuer (or an affiliate) determines that a benchmark transition event and its related benchmark replacement date have occurred with respect to 3-month U.S. Dollar LIBOR, the issuer (or such affiliate) in its sole discretion will select a benchmark replacement to be substituted for 3-month U.S. Dollar LIBOR in accordance with the benchmark transition provisions. The benchmark replacement will include a spread adjustment and technical, administrative or operational changes described in the benchmark transition provisions may be made to the terms of the securities if the issuer (or such affiliate) determines in its sole discretion they are required.

The interests of the issuer (or its affiliate) in making the determinations described above may be adverse to your interests as a holder of the securities. The selection of a benchmark replacement, and any decisions made by the issuer (or such affiliate) in connection with implementing a benchmark replacement with respect to the securities, could adversely affect the return on and value of the securities. Further, there is no assurance that the characteristics of any benchmark replacement will be similar to 3-month U.S. Dollar LIBOR or that any benchmark replacement will produce the economic equivalent of 3-month U.S. Dollar LIBOR.

▪	The secured overnight financing rate (“SOFR”) is a relatively new market index and as the related market continues to develop, there may be an adverse effect on the return on or value of the securities. Under the benchmark transition provisions, if a benchmark transition event and its related benchmark replacement date occur with respect to 3-month U.S. Dollar LIBOR, then an alternative rate based on SOFR (if it can be determined as of the benchmark replacement date, and assuming no interpolated benchmark is available) will be substituted for 3-month U.S. Dollar LIBOR for all purposes of the securities (unless a benchmark transition event and its related benchmark replacement date also occur with respect to the benchmark replacements that are linked to SOFR, in which case the next-available benchmark replacement will be used). In the following discussion of SOFR, when we refer to SOFR-linked debt securities, we mean the securities at any time when the applicable benchmark replacement is based on SOFR.

The benchmark replacements specified in the benchmark transition provisions include term SOFR, a forward-looking term rate which will be based on the secured overnight financing rate. Term SOFR is currently being developed under the sponsorship of Federal Reserve Bank of New York (the “NY Federal Reserve”), and there is no assurance that the development of term SOFR will be completed. If a benchmark transition event and its related benchmark replacement date occur with respect to 3-month U.S. Dollar LIBOR and, at that time, a form of term SOFR has not been selected or recommended by the Federal Reserve Board, the NY Federal Reserve, a committee thereof or successor thereto, then the next-available benchmark replacement under the benchmark transition provisions will be substituted for 3-month U.S. Dollar LIBOR for purposes of all subsequent determinations (unless a benchmark transition event and its related benchmark replacement date occur with respect to that next-available benchmark replacement).

These replacement rates and adjustments may be selected or formulated by (i) the relevant governmental body (such as the alternative reference rates committee of the NY Federal Reserve), (ii) the International Swaps and Derivatives Association, Inc., or (iii) in certain circumstances, the issuer (or one of its affiliates). In addition, the benchmark transition provisions expressly authorize the issuer (or one of its affiliates) to make benchmark replacement conforming changes with respect to, among other things, the timing and frequency of determining rates and making payments. The application of a benchmark replacement and benchmark replacement adjustment, and any implementation of benchmark replacement conforming changes, could result in adverse consequences to the return on and value of the securities. Further, there is no assurance that the characteristics of any benchmark replacement will be similar to the then-current benchmark that it is replacing, or that any benchmark replacement will produce the economic equivalent of the then-current benchmark that it is replacing.

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The NY Federal Reserve began to publish SOFR in April 2018. Although the NY Federal Reserve has also begun publishing historical indicative SOFR going back to 2014, such prepublication historical data inherently involves assumptions, estimates and approximations. You should not rely on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on and value of SOFR-linked debt securities may fluctuate more than debt securities that are linked to less volatile rates.

Also, since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over SOFR, may evolve over time, and trading prices of the securities may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities like the securities, the trading price of the securities may be lower than those of debt securities linked to rates that are more widely used. Debt securities indexed to SOFR may not be able to be sold or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The NY Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the NY Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to you. If the manner in which SOFR is calculated is changed or if SOFR is discontinued, that change or discontinuance may adversely affect the return on and value of the securities.

▪	You will have no rights against the publisher of the underlying rate. You will have no rights against the publisher of the underlying rate even though the amount you receive on the maturity date will depend, in part, upon the level of the underlying rate. The publisher of the underlying rate is not in any way involved in this offering and has no obligations relating to the securities or the holders of the securities.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying index and/or the underlying rate, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Changes that affect the underlying index may affect the value of your securities. The sponsor of the underlying index may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying index. We are not affiliated with the underlying sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the underlying index and the value of and your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Additional Terms of the Securities

General

The description of the securities in this pricing supplement supplements, and, to the extent inconsistent with, replaces the general terms of the securities set forth in the accompanying product supplement, prospectus supplement and prospectus. The accompanying product supplement, underlying supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities.

The securities are senior unsecured debt securities issued by Citigroup Global Markets Holdings Inc. under the senior debt indenture described in the accompanying prospectus supplement and prospectus, the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The securities will constitute part of the senior debt of Citigroup Global Markets Holdings Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings Inc. The guarantee of payments due on the securities will constitute part of the senior indebtedness of Citigroup Inc. and will rank on an equal basis with all other unsecured debt of Citigroup Inc. other than subordinated debt.

Determination of 3-month U.S. Dollar LIBOR

The “underlying rate” is 3-month U.S. Dollar LIBOR, except as otherwise described below. 3-month U.S. Dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market. For each London business day, 3-month U.S. Dollar LIBOR will equal the rate for 3-month U.S. Dollar LIBOR appearing on Reuters screen LIBOR01 at approximately 11:00 a.m. (London time). If Reuters screen LIBOR01 is replaced by another page, or if Reuters is replaced by a successor service, then “Reuters screen LIBOR01” means the replacement page or service selected to display the London interbank offered rates of major banks for U.S. dollars.

If 3-month U.S. Dollar LIBOR cannot be determined on any day on which 3-month U.S. Dollar LIBOR is required as described above, then the calculation agent will determine 3-month U.S. Dollar LIBOR as follows:

•	The calculation agent (after consultation with us) will select four major banks in the London interbank market.

•	The calculation agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the relevant date. These quotations shall be for deposits in U.S. dollars for the period of three months, commencing on the relevant date. Offered quotations must be based on a principal amount equal to at least $1,000,000.

(1)	If two or more quotations are provided, 3-month U.S. Dollar LIBOR will be the arithmetic average of those quotations.

(2)	If fewer than two quotations are provided, the calculation agent (after consultation with us) will select three major banks in New York City and follow the steps in the two bullet points below.

•	The calculation agent will then determine 3-month U.S. Dollar LIBOR as the arithmetic average of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on the relevant date. The rates quoted will be for loans in U.S. dollars for the period of three months, commencing on the relevant date. Rates quoted must be based on a principal amount of at least $1,000,000.

•	If fewer than three New York City banks selected by the calculation agent are quoting rates, 3-month U.S. Dollar LIBOR for the London business day will be the same as for the immediately preceding London business day.

A “business day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions are authorized or obligated by law or executive order to close.

A “London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Notwithstanding the foregoing, if the issuer (or one of its affiliates) determines on or prior to any date on which 3-month U.S. Dollar LIBOR is required to be determined under the terms of the securities that a benchmark transition event and its related benchmark replacement date (each, as defined below) have occurred with respect to 3-month U.S. Dollar LIBOR, then the provisions set forth below under “Effect of Benchmark Transition Event”, which are referred to as the benchmark transition provisions, will thereafter apply to all determinations of 3-month U.S. Dollar LIBOR for purposes of the securities. In accordance with the benchmark transition provisions, after a benchmark transition event and its related benchmark replacement date have occurred, the benchmark replacement (as defined below) will be substituted for 3-month U.S. Dollar LIBOR for all purposes of the securities.

Effect of Benchmark Transition Event

Benchmark Replacement. If the issuer (or one of its affiliates) determines that a benchmark transition event and its related

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benchmark replacement date have occurred prior to the reference time in respect of any determination of the benchmark on any date, the benchmark replacement will replace the then-current benchmark for all purposes relating to the securities in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a benchmark replacement, the issuer (or one of its affiliates) will have the right to make benchmark replacement conforming changes from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by the issuer (or one of its affiliates) pursuant to the benchmark transition provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the issuer’s (or such affiliate’s) sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the securities, shall become effective without consent from the holders of the securities or any other party.

Certain Defined Terms. As used in this section:

“Benchmark” means, initially, 3-month U.S. Dollar LIBOR; provided that if a benchmark transition event and its related benchmark replacement date have occurred with respect to 3-month U.S. Dollar LIBOR or the then-current benchmark, then “benchmark” means the applicable benchmark replacement.

“Benchmark replacement” means the interpolated benchmark with respect to the then-current benchmark, plus the benchmark replacement adjustment for such benchmark; provided that if the issuer (or one of its affiliates) cannot determine the interpolated benchmark as of the benchmark replacement date, then “benchmark replacement” means the first alternative set forth in the order below that can be determined by the issuer (or such affiliate) as of the benchmark replacement date:

(1)    the sum of: (a) term SOFR and (b) the benchmark replacement adjustment;

(2)    the sum of: (a) compounded SOFR and (b) the benchmark replacement adjustment;

(3)    the sum of: (a) the alternate rate of interest that has been selected or recommended by the relevant governmental body as the replacement for the then-current benchmark for the applicable corresponding tenor and (b) the benchmark replacement adjustment;

(4)    the sum of: (a) the ISDA fallback rate and (b) the benchmark replacement adjustment;

(5)    the sum of: (a) the alternate rate of interest that has been selected by the issuer (or one of its affiliates) as the replacement for the then-current benchmark for the applicable corresponding tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the benchmark replacement adjustment.

“Benchmark replacement adjustment” means the first alternative set forth in the order below that can be determined by the issuer (or one of its affiliates) as of the benchmark replacement date:

(1)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the relevant governmental body for the applicable unadjusted benchmark replacement;

(2)    if the applicable unadjusted benchmark replacement is equivalent to the ISDA fallback rate, then the ISDA fallback adjustment;

(3)    the spread adjustment (which may be a positive or negative value or zero) that has been selected by the issuer (or one of its affiliates) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current benchmark with the applicable unadjusted benchmark replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark replacement conforming changes” means, with respect to any benchmark replacement, any technical, administrative or operational changes (including changes to the timing and frequency of determining rates and making payments, rounding of amounts or tenors, and other administrative matters) that the issuer (or one of its affiliates) decides may be appropriate to reflect the adoption of such benchmark replacement in a manner substantially consistent with market practice (or, if the issuer (or such affiliate) decides that adoption of any portion of such market practice is not administratively feasible or if the issuer (or such affiliate) determines that no market practice for use of the benchmark replacement exists, in such other manner as the issuer (or such affiliate) determines is reasonably necessary).

“Benchmark replacement date” means the earliest to occur of the following events with respect to the then-current benchmark:

(1)    in the case of clause (1) or (2) of the definition of “benchmark transition event,” the later of (a) the date of the public

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statement or publication of information referenced therein and (b) the date on which the administrator of the benchmark permanently or indefinitely ceases to provide the benchmark; or

(2)    in the case of clause (3) of the definition of “benchmark transition event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the benchmark replacement date occurs on the same day as, but earlier than, the reference time in respect of any determination, the benchmark replacement date will be deemed to have occurred prior to the reference time for such determination.

“Benchmark transition event” means the occurrence of one or more of the following events with respect to the then-current benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of the benchmark announcing that such administrator has ceased or will cease to provide the benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the benchmark;

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark, the central bank for the currency of the benchmark, an insolvency official with jurisdiction over the administrator for the benchmark, a resolution authority with jurisdiction over the administrator for the benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the benchmark, which states that the administrator of the benchmark has ceased or will cease to provide the benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the benchmark; or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark announcing that the benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable corresponding tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the issuer (or one of its affiliates) in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the relevant governmental body for determining compounded SOFR; provided that:

(2) if, and to the extent that, the issuer (or one of its affiliates) determines that compounded SOFR cannot be determined in accordance with the previous clause, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the issuer (or one of its affiliates) giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of compounded SOFR shall exclude the benchmark replacement adjustment.

“Corresponding tenor” with respect to a benchmark replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current benchmark.

“NY Federal Reserve’s website” means the website of the NY Federal Reserve at http://www.newyorkfed.org, or any successor source.

“Interpolated benchmark” with respect to the benchmark means the rate determined for the corresponding tenor by interpolating on a linear basis between: (1) the benchmark for the longest period (for which the benchmark is available) that is shorter than the corresponding tenor and (2) the benchmark for the shortest period (for which the benchmark is available) that is longer than the corresponding tenor. For purposes of this definition, the term benchmark shall refer to the applicable rate without regard to tenor (e.g., where the benchmark is 3-month U.S. Dollar LIBOR, the term “benchmark” for purposes of this definition shall refer only to U.S. Dollar LIBOR without any reference to the 3-month tenor).

“ISDA definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA fallback adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA definitions to be determined upon the occurrence of an index cessation event with respect to the benchmark for the applicable tenor.

“ISDA fallback rate” means the rate that would apply for derivatives transactions referencing the ISDA definitions to be effective upon the occurrence of an index cessation date with respect to the benchmark for the applicable tenor excluding the applicable ISDA fallback adjustment.

“Reference time” with respect to any determination of the benchmark means (1) if the benchmark is 3-month U.S. Dollar LIBOR,

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11:00 a.m. (London time) on the date of such determination, and (2) if the benchmark is not 3-month U.S. Dollar LIBOR, the time determined by the issuer (or its affiliate) in accordance with the benchmark replacement conforming changes.

“Relevant governmental body” means the Federal Reserve Board and/or the NY Federal Reserve, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NY Federal Reserve or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NY Federal Reserve, as the administrator of the benchmark, (or a successor administrator) on the NY Federal Reserve’s website.

“Term SOFR” means the forward-looking term rate for the applicable corresponding tenor based on SOFR that has been selected or recommended by the relevant governmental body.

“Unadjusted benchmark replacement” means the benchmark replacement excluding the benchmark replacement adjustment.

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Historical Information on 3-month U.S. Dollar LIBOR

The following graph shows the published daily rate for the underlying rate in the period from January 2, 2008 through September 3, 2019. The historical underlying rate should not be taken as an indication of the future performance of the underlying rate. Any historical upward or downward trend in the underlying rate during any period set forth below is not an indication that the underlying rate is more or less likely to increase or decrease at any time during the term of the securities. The underlying rate on September 3, 2019 was 2.12663%.

Historical 3-Month U.S. Dollar LIBOR January 2, 2008 to September 3, 2019

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Information About the S&P 500® Index

The S&P 500® Index consists of common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the securities and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the S&P 500® Index on September 3, 2019 was 2,906.27.

The graph below shows the closing value of the S&P 500® Index for each day such value was available from January 2, 2008 to September 3, 2019. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

S&P 500 ® Index – Historical Closing Values January 2, 2008 to September 3, 2019

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United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-16

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $11.25 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $11.25 for each security they sell.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

PS-17

Citigroup Global Markets Holdings Inc.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2019 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

PS-18